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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Lincoln Educational Services Corporation
West Orange, New Jersey

        We consent to the use in this Registration Statement of Lincoln Educational Services Corporation on Form S-1 of our report dated March 28, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in accounting method for stock based compensation) appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Parsippany, New Jersey
June 20, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM